Exhibit 10.15

Covisint Corporation Director Compensation Summary

The Directors’ compensation program provides two alternative compensation models intended to compensate Directors for all Board and Committee meetings for Directors to select from:

1.
Three Year Compensation Plan. The Three Year Compensation Plan consists of a grant of Covisint Options valued at $375,000 on the date of the Director’s first appointment or election to the Board or selection of this compensation model (“Commencement Date”), or on the third anniversary of the Commencement Date. The options will vest in equal parts over three years. To arrive at the number of options to be granted, the Corporation will utilize the Black-Scholes formula to determine the fair market value of an option on the grant date. The Corporation will then divide $375,000 by the fair market value of the option to determine the total number of shares to be awarded.

2.
Annual Compensation Plan. The Annual Compensation Plan consists of three elements: an annual equity award, an annual cash retainer for Board service and annual cash retainers for committee membership. Each director receives the following:

•
An annual option grant awarded on the Director’s Commencement Date and each anniversary thereafter valued at $100,000. The options will vest in equal parts over four (4) years. To arrive at the number of options to be granted, the Corporation will utilize the Black-Scholes formula to determine the fair market value of an option on the grant date. The Corporation will then divide $100,000 by the fair market value of the option to determine the total number of shares to be awarded.

•	An annual cash retainer of $25,000 payable annually on Director’s Commencement Date and each anniversary thereafter via wire transfer deposit to an account the Director specifies.

•
A Committee membership annual cash retainer payable on annually on Director’s Commencement Date and each anniversary thereafter via wire transfer deposit to an account the Director specifies. The cash retainer amount is based on the Committee and the Director’s role on the Committee as follows:

Committee	Committee Chairperson	Committee Member
Audit	$15,000	$5,000
Compensation	$10,000	$3,750
Nominating/Governance	$5,000	$2,500

A Director’s election must be made in writing. The election of either compensation model will remain in effect until a new election has been made by the Director. If a Director wishes to modify his/her election, the new election must be made in the calendar year prior to the year in which the change will take effect. A Director may decide to change compensation to the Annual Compensation Plan from the Three Year Compensation Plan effective at the start of the fourth year. A Director may change from an Annual Compensation Plan to the Three Year Compensation Plan effective on any anniversary of the Commencement Date.

Equity Ownership

All Directors are encouraged to have an equity stake in the company.

Dated: January 8, 2014